Exhibit 99.1
EBAY INC. REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS

•	Volume Accelerated to 21% for Full Year

•	Revenue Growth 14% for Full Year

•	Non-GAAP Earnings Growth 15% for Full Year

•	Company announces $5 Billion Stock Repurchase Authorization

•	Company Discloses Proposals Received from Investor Carl Icahn

SAN JOSE, Calif., January 22, 2014 - Global commerce platform and payments leader eBay Inc. (Nasdaq: EBAY) today reported that revenue for the fourth quarter ended December 31, 2013, increased 13% to $4.5 billion, compared to the same period of 2012. The company reported fourth quarter net income on a GAAP basis of $850 million, or $0.65 per diluted share, and non-GAAP net income of $1.1 billion, or $0.81 per diluted share. Fourth quarter non-GAAP and GAAP earnings per share increased 16% and 14%, respectively, driven primarily by strong top-line growth. For the full year 2013, revenue grew 14%, non-GAAP earnings per share grew 15%, and GAAP earnings per share grew 9%.

Total company Enabled Commerce Volume (ECV) increased 22% in the fourth quarter, accelerating one point, to $61 billion in commerce volume for merchant partners and brands. For the full year, ECV increased 21%, accelerating two points to $212 billion. Both Marketplaces and PayPal achieved record mobile results in 2013, each exceeding $20 billion in mobile volume. Mobile users represented 40% of eBay Inc.’s 36 million new users and accounts in 2013, contributing $35 billion in ECV, up 88%.

“We feel good about our performance and strong finish in the fourth quarter, with the holiday shopping season clearly showing how online, mobile and other omni-channel commerce capabilities are changing how consumers shop and pay,” said eBay Inc. CEO and President John Donahoe. “Mobile exceeded expectations for the year. Our total mobile commerce volume grew 88%, with eBay reaching $22 billion and PayPal hitting $27 billion in 2013. And mobile added more than 14 million customers. PayPal and eBay together create an incredibly strong global commerce ecosystem for consumers and merchants, and we continue to see tremendous growth opportunities ahead.”

PayPal delivered a strong fourth quarter performance with accelerating momentum in its merchant services business. Revenue increased 19% in both the quarter and the full year, resulting in $6.6 billion in 2013. PayPal gained 5.2 million active registered accounts in the quarter and ended the year with 143 million, a 16% increase.  PayPal's net total payment volume (TPV) grew 25% in the quarter with 3 billion transactions generating $180 billion in net TPV for the full year. On-eBay payment volume grew 14% in both the quarter and for the full year, producing $54 billion in net TPV for the year. Merchant Services net TPV increased 31% in the quarter and 29% for the full year, resulting in $125 billion in net TPV for the year. Mobile was a key catalyst, with payments volume off eBay growing 128% for the year. Total mobile payment volume for the year was $27 billion. The fourth quarter also saw the close of the Braintree acquisition.

Marketplaces gross merchandise volume (GMV) excluding vehicles grew 13% in both the fourth quarter and full year totaling $76.5 billion in 2013, driven primarily by strong growth in its domestic business. Revenue grew 12% in both the fourth quarter and the full year, totaling $8.3 billion in 2013. Marketplaces gained 4.6 million active users in the quarter and ended the year with 128 million active users. Its U.S. business grew 14% in the fourth quarter and 15% for the full year, generating $30.4 billion in GMV excluding vehicles for the year. Its international business grew 12% in the quarter and for the full year, generating $46.1 billion in GMV excluding vehicles for the year. Mobile continued to gain traction during 2013 with 40% of all GMV in the fourth quarter involving a mobile device touch point, resulting in $22 billion in mobile commerce volume for the full year. Fixed price GMV excluding vehicles grew 19% globally in the fourth quarter and represented 73% of total GMV.

eBay Enterprise generated $1.8 billion in Merchandise Sales in the fourth quarter and $4.2 billion for the full year, up 11% in the quarter and 14% for the full year. It produced $1.1 billion in revenue for the full year with growth pressured by merchant and channel mix and reduction in take rate. eBay Enterprise enabled its clients to grow same-store sales 13% in the quarter and 15% for the full year, outpacing ecommerce growth rates in the U.S. Enterprise clients are increasingly adopting technology from across the eBay portfolio: PayPal has 97% coverage with growing utilization of Bill Me Later; Marketplaces has 33 Enterprise accounts live on its platform and growing penetration of its eBay Now platform.

Fourth Quarter and Full Year 2013 Financial Highlights (presented in millions, except per share data and percentages)

	Fourth Quarter				Full Year
	2013	2012	Change		2013	2012	Change
eBay Inc.
Net revenue	$4,530	$3,992	$538	13%	$16,047	$14,072	$1,975	14%
Enabled Commerce Volume (ECV)	$61,201	$50,186	$11,015	22%	$212,100	$175,837	$36,263	21%
GAAP
Net income	$850	$751	$99	13%	$2,856	$2,609	$247	9%
Earnings per diluted share	$0.65	$0.57	$0.08	14%	$2.18	$1.99	$0.19	9%
Non-GAAP
Net income	$1,067	$927	$140	15%	$3,556	$3,100	$456	15%
Earnings per diluted share	$0.81	$0.70	$0.11	16%	$2.71	$2.36	$0.35	15%
Business Units
Payments
Net revenue	$1,836	$1,541	$295	19%	$6,628	$5,574	$1,054	19%
Net total payment volume	$51,973	$41,471	$10,502	25%	$179,663	$144,937	$34,726	24%
Marketplaces
Net revenue	$2,299	$2,050	$249	12%	$8,284	$7,398	$886	12%
Gross merchandise volume (excl. vehicles)	$21,518	$19,105	$2,413	13%	$76,495	$67,763	$8,732	13%
Enterprise
Net revenue	$392	$398	$(6)	(2)%	$1,112	$1,083	$29	3%
Merchandise Sales	$1,771	$1,595	$176	11%	$4,180	$3,682	$498	14%

Other Selected Financial Results

•
Operating margin — GAAP operating margin increased to 22.6% for the fourth quarter of 2013, compared to 21.9% for the same period last year. Non-GAAP operating margin increased to 29.2% for the fourth quarter, compared to 28.5% for the same period last year.

•
Taxes — The GAAP effective tax rate for the fourth quarter of 2013 was 17%, compared to 14% for the fourth quarter of 2012. For the fourth quarter of 2013, the non-GAAP effective tax rate was 20% compared to 18% for the fourth quarter of 2012. The increase in the GAAP effective tax rate was due primarily to an increase in earnings in higher tax jurisdictions.

•
Cash flow — The company generated $1.7 billion of operating cash flow and $1.4 billion of free cash flow during the fourth quarter. For the full year the company generated $5.0 billion of operating cash flow and $3.7 billion of free cash flow.

•	Stock repurchase program — The company repurchased approximately $254 million of its common stock in the fourth quarter.

•	Cash and cash equivalents and non-equity investments — The company's cash and cash equivalents and non-equity investments portfolio totaled $12.8 billion at December 31, 2013.

•
Proposal from Carl Icahn — The company also announced today that it has received a notice from Carl Icahn indicating that he has nominated two of his employees to its Board of Directors and submitted a non-binding proposal for a spinoff of its PayPal business into a separate company. The notice stated that companies controlled by Mr. Icahn had, earlier this month, acquired shares and derivative securities that give him an economic interest of approximately 0.82% in the company.

eBay welcomes the opportunity to listen to the perspective of all of its shareholders, including Mr. Icahn. His Board nominations will be passed on to the Board’s Corporate Governance and Nominating Committee, which will consider them in the ordinary course of business. We would note that eBay has a world-class board of directors with directors who have significant experience in technology and financial services.

Regarding Mr. Icahn’s separation proposal, eBay’s Board of Directors routinely assesses the company’s strategic direction and has explored in depth a spinoff or separation of PayPal. eBay’s Board of Directors has concluded that the company and its shareholders are best served by the current strategic direction of the company and does not believe that breaking up the company is the best way to maximize shareholder value. As part of eBay Inc., PayPal is able to leverage the company’s technology capabilities, commerce platforms and relationships with retailers, brands and large merchants worldwide. Payment is part of commerce, and as part of eBay, PayPal drives commerce innovation in payments at global scale, creating value for consumers, merchants and shareholders.

eBay Inc.’s Board of Directors and management remain focused on delivering sustainable results and driving long-term value for all shareholders.

The company will provide additional perspective during and after its quarterly earnings call scheduled for Wednesday Jan. 22nd at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time.

Business Outlook
2014

•
First quarter 2014 — eBay expects net revenues in the range of $4,150 - $4,250 million with GAAP earnings per diluted share in the range of $0.51 - $0.53 and non-GAAP earnings per diluted share in the range of $0.65 - $0.67, which includes dilution of $0.02 and $0.01, respectively, resulting from the Braintree acquisition.

•
Full year 2014 — eBay expects net revenues in the range of $18,000 - $18,500 million with GAAP earnings per diluted share in the range of $2.40 - $2.45 and non-GAAP earnings per diluted share in the range of $2.95 - $3.00, which includes dilution of $0.08 and $0.03, respectively, resulting from the Braintree acquisition.

2015

•	Full year 2015 — eBay now expects net revenues in the range of $20,500 - $21,500 million with non-GAAP earnings per diluted share growth of greater than 10%.

In January 2014, the company's board of directors authorized an additional $5 billion stock repurchase program.  Together with the $640 million remaining under the company’s prior stock repurchase program authorized in June 2012, the company's total repurchase authorization as of January 22, 2014 is $5.6 billion. In addition to offsetting dilution from its equity compensation programs, the company expects, subject to market conditions and other factors, to make opportunistic repurchases of its common stock to reduce outstanding share count.  Any share repurchases under the company’s stock repurchase programs may be made through open market transactions, block trades, privately negotiated transactions (including accelerated share repurchase transactions) or other means.

Quarterly Conference Call
eBay Inc. will host a conference call to discuss fourth quarter and full year 2013 results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at http://investor.ebayinc.com or via dial-in number: 1(877) 844-0840. In addition, an archive of the webcast will be accessible for 90 days through the same link.

Use of Investor Relations Website for Regulation FD Purposes

eBay Inc. also announced that it intends to use its Investor Relations website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the eBay Inc. Investor Relations website at investor.ebayinc.com. Accordingly, investors should monitor http://investor.ebayinc.com, in addition to following press releases, SEC filings and public conference calls and webcasts.
About eBay Inc.

eBay Inc. (NASDAQ: EBAY) is a global commerce and payments leader, providing a robust platform where merchants of all sizes can compete and win. Founded in 1995 in San Jose, Calif., eBay Inc. connects millions of buyers and sellers and enabled $212 billion of commerce volume in 2013. We do so through eBay, one of the world's largest online marketplaces, which allows users to buy and sell in nearly every country on earth; through PayPal, which enables individuals and businesses to securely, easily and quickly send and receive digital payments; and through eBay Enterprise, which enables omnichannel commerce, multichannel retailing and digital marketing for global enterprises in the U.S. and internationally. We also reach millions through specialized marketplaces such as StubHub, the world's largest ticket marketplace, and eBay classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.
Presentation

All growth rates represent year over year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest millions, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release.
Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding expected financial results for the first quarter and full year 2014; the company's projected financial outlook for 2015; the future growth in the Payments, Marketplaces and Enterprise businesses, mobile payments, mobile commerce; the company's plans regarding its stock repurchase programs; and the company's plans regarding the Payments business. The company's actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, including any continuing U.S. government shutdown or default, any European or general economic downturn or crisis and any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; the company's need to successfully react to the increasing importance of mobile payments and mobile commerce and the increasing social aspect of commerce; the company's ability to deal with the increasingly competitive ecommerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; the company's need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; the company's need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its product offerings; the competitive, regulatory, credit card association-related and other risks specific to PayPal and Bill Me Later, especially as PayPal continues to expand geographically and introduce new products and as new laws and regulations related to financial services companies come into effect; the company's ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities, including our Enterprise Commerce Technologies, at reasonable cost; the company's ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion; the company's ability to profitably integrate, manage and grow businesses that have been acquired or may be acquired in the future; the effect the announcement of the shareholder proposal and nominations has on the company's relationship with its shareholders and other constituencies; and disruption of management's and employees' attention from the company's ongoing business operations due to the shareholder proposal and nominations. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at http://investor.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Important Additional Information

eBay Inc., its directors and certain of its executive officers are participants in the solicitation of proxies from stockholders in connection with eBay’s 2014 Annual Meeting of Stockholders. eBay intends to file a proxy statement with the SEC in connection with such solicitation. EBAY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND ACCOMPANYING PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the names of eBay’s directors and executive officers and their respective interests in eBay by security holdings or otherwise is set forth in eBay’s proxy statement for the 2013 Annual Meeting of Stockholders, filed with the SEC on March 18, 2013. To the extent holdings of such participants in eBay’s securities have changed since the amounts described in the 2013 proxy statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information can also be found in eBay’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on January 31, 2013 and in eBay’s Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended December 31, 2013 filed with the SEC on April 19, 2013, July 19, 2013 and October 18, 2013, respectively.

These documents, including any proxy statement (and amendments or supplements thereto) and other documents filed by eBay with the SEC, are available for no charge at the SEC’s website at www.sec.gov and at eBay’s investor relations website at http://investor.ebayinc.com. Copies may also be obtained by contacting eBay Investor Relations by mail at 2065 Hamilton Avenue, San Jose, California 95125 or by telephone at 866-696-3229.

Investor Relations Contact:	Tracey Ford; Tom Hudson	tford@ebay.com; thhudson@ebay.com
Media Relations Contact:	Amanda Miller	press@ebay.com
Investor Information Request:	408-376-7493
Company News:	http://www.ebayinc.com/news
Investor Relations website:	http://investor.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	December 31, 2013	December 31, 2012
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$4,494	$6,817
Short-term investments	4,531	2,591
Accounts receivable, net	899	822
Loans and interest receivable, net	2,789	2,160
Funds receivable and customer accounts	9,260	8,094
Other current assets	1,310	914
Total current assets	23,283	21,398
Long-term investments	4,971	3,044
Property and equipment, net	2,760	2,491
Goodwill	9,267	8,537
Intangible assets, net	941	1,128
Other assets	266	476
Total assets	$41,488	$37,074
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$6	$413
Accounts payable	309	301
Funds payable and amounts due to customers	9,260	8,094
Accrued expenses and other current liabilities	2,799	1,916
Deferred revenue	158	137
Income taxes payable	107	63
Total current liabilities	12,639	10,924
Deferred and other tax liabilities, net	841	972
Long-term debt	4,117	4,106
Other liabilities	244	207
Total liabilities	17,841	16,209

Total stockholders' equity	23,647	20,865
Total liabilities and stockholders' equity	$41,488	$37,074

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(In millions, except per share amounts)

Net revenues	$4,530	$3,992	$16,047	$14,072
Cost of net revenues (1)	1,449	1,223	5,036	4,216
Gross profit	3,081	2,769	11,011	9,856
Operating expenses:
Sales and marketing (1)	837	793	3,060	2,913
Product development (1)	450	416	1,768	1,573
General and administrative (1)	461	435	1,703	1,567
Provision for transaction and loan losses	238	168	791	580
Amortization of acquired intangible assets	73	83	318	335
Total operating expenses	2,059	1,895	7,640	6,968
Income from operations	1,022	874	3,371	2,888
Interest and other income (expense), net	6	3	95	196
Income before income taxes	1,028	877	3,466	3,084
Provision for income taxes	(178)	(126)	(610)	(475)
Net income	$850	$751	$2,856	$2,609
Net income per share:
Basic	$0.66	$0.58	$2.20	$2.02
Diluted	$0.65	$0.57	$2.18	$1.99
Weighted average shares:
Basic	1,295	1,294	1,295	1,292
Diluted	1,310	1,318	1,313	1,313

(1) Includes stock-based compensation as follows:
Cost of net revenues	$34	$13	$79	$55
Sales and marketing	47	36	159	135
Product development	67	37	187	138
General and administrative	49	41	184	160
	$197	$127	$609	$488

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(In millions)
Cash flows from operating activities:
Net income	$850	$751	$2,856	$2,609
Adjustments:
Provision for transaction and loan losses	238	168	791	580
Depreciation and amortization	367	319	1,400	1,200
Gain on sale of equity investments	—	—	(75)	—
Stock-based compensation	197	127	609	488
Gain on divested businesses	—	—	—	(118)
Changes in assets and liabilities, net of acquisition effects	61	21	(586)	(921)
Net cash provided by operating activities	1,713	1,386	4,995	3,838
Cash flows from investing activities:
Purchases of property and equipment, net	(281)	(296)	(1,250)	(1,257)
Changes in principal loans receivable, net	(399)	(392)	(794)	(727)
Purchases of investments	(1,779)	(1,658)	(7,505)	(3,128)
Maturities and sales of investments	1,233	483	3,943	1,421
Acquisitions, net of cash acquired	(784)	—	(869)	(143)
Repayment of note receivable and sale of related equity investments	—	—	485	—
Proceeds from divested business, net of cash disposed	—	—	—	144
Other	(8)	4	(22)	(73)
Net cash provided by (used in) investing activities	(2,018)	(1,859)	(6,012)	(3,763)
Cash flows from financing activities:
Proceeds from issuance of common stock	136	124	437	483
Repurchases of common stock	(254)	(256)	(1,342)	(898)
Excess tax benefits from stock-based compensation	21	35	201	130
Tax withholdings related to net share settlements of restricted stock awards and units	(20)	(34)	(267)	(186)
Net borrowings (repayments) under commercial paper program	—	—	—	(550)
Proceeds from issuance of long-term debt	—	—	—	2,976
Repayment of acquired debt	(400)	—	(400)	—
Funds receivable and customer accounts	(170)	(3,288)	(1,149)	(4,126)
Funds payable and amounts due to customers	170	3,288	1,149	4,126
Other	17	—	17	(4)
Net cash provided by (used in) financing activities	(500)	(131)	(1,354)	1,951
Effect of exchange rate changes on cash and cash equivalents	19	90	48	100
Net (decrease) increase in cash and cash equivalents	(786)	(514)	(2,323)	2,126
Cash and cash equivalents at beginning of period	5,280	7,331	6,817	4,691
Cash and cash equivalents at end of period	$4,494	$6,817	$4,494	$6,817

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

Net Revenues by Type
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
Net transaction revenues	(In millions, except percentages)
Marketplaces	$1,882	$1,668	$1,637	$1,608	$1,672
Current quarter vs prior quarter	13%	2%	2%	(4)%	12%
Current quarter vs prior year quarter	13%	12%	10%	13%	16%
Percent of Marketplaces revenue from international	57%	54%	55%	55%	56%

Payments	1,693	1,493	1,475	1,435	1,432
Current quarter vs prior quarter	13%	1%	3%	—%	13%
Current quarter vs prior year quarter	18%	18%	20%	18%	24%
Percent of Payments revenue from international	57%	56%	56%	55%	56%

Enterprise	333	185	194	186	333
Current quarter vs prior quarter	80%	(5)%	4%	(44)%	97%
Current quarter vs prior year quarter	—%	9%	18%	2%	13%
Percent of Enterprise revenue from international	3%	4%	5%	5%	3%
Total net transaction revenues	3,908	3,346	3,306	3,229	3,437
Current quarter vs prior quarter	17%	1%	2%	(6)%	17%
Current quarter vs prior year quarter	14%	14%	14%	14%	19%

Marketing services and other revenues
Marketplaces	417	359	364	349	378
Current quarter vs prior quarter	16%	(1)%	4%	(8)%	20%
Current quarter vs prior year quarter	10%	14%	13%	15%	15%
Percent of Marketplaces revenue from international	73%	75%	75%	75%	72%

Payments	143	127	149	113	109
Current quarter vs prior quarter	13%	(15)%	32%	4%	7%
Current quarter vs prior year quarter	31%	25%	21%	22%	32%
Percent of Payments revenue from international	4%	3%	3%	4%	5%

Enterprise	59	53	52	50	65
Current quarter vs prior quarter	11%	2%	4%	(23)%	14%
Current quarter vs prior year quarter	(8)%	(7)%	(9)%	(9)%	(6)%
Percent of Enterprise revenue from international	—%	—%	—%	—%	—%

Corporate and other	15	14	14	12	12
Total marketing services and other revenues	634	553	579	524	564
Current quarter vs prior quarter	15%	(4)%	10%	(7)%	16%
Current quarter vs prior year quarter	12%	14%	13%	15%	16%

Elimination of inter-segment net revenue and other (1)	(12)	(7)	(8)	(5)	(9)
Total net revenues	$4,530	$3,892	$3,877	$3,748	$3,992
Current quarter vs prior quarter	16%	—%	3%	(6)%	17%
Current quarter vs prior year quarter	13%	14%	14%	14%	18%

(1)	Represents revenue generated between our reportable segments.

Net Revenues by Geography (1)	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
	(In millions, except percentages)
U.S. net revenues	$2,180	$1,873	$1,870	$1,789	$1,949
Current quarter vs prior quarter	16%	—%	5%	(8)%	19%
Current quarter vs prior year quarter	11%	14%	16%	13%	17%
Percent of total	48%	48%	48%	48%	49%

International net revenues	2,350	2,019	2,007	1,959	2,043
Current quarter vs prior quarter	16%	1%	2%	(4)%	16%
Current quarter vs prior year quarter	16%	15%	12%	16%	19%
Percent of total	52%	52%	52%	52%	51%

Total net revenues	$4,530	$3,892	$3,877	$3,748	$3,992
Current quarter vs prior quarter	16%	—%	3%	(6)%	17%
Current quarter vs prior year quarter	13%	14%	14%	14%	18%

(1)
Revenues are attributed to U.S. and international geographies primarily based upon the country in which the seller, payment recipient, customer, website that displays advertising, or other service provider, as the case may be, is located.

eBay Inc.
Unaudited eBay Inc. Supplemental Operating Data

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
	(In millions, except percentages)
ECV (1)	$61,201	$51,507	$50,597	$48,795	$50,186
Current quarter vs prior quarter	19%	2%	4%	(3%)	18%
Current quarter vs prior year quarter	22%	21%	21%	19%	N/A

(1)
Represents the total commerce and payment volume across all three business units consisting of Marketplaces GMV, PayPal Merchant Services TPV and Merchandise Sales not earned on eBay or paid for via PayPal or Bill Me Later during the period. Excludes volume transacted through the Magento platform. PayPal Merchant Services TPV is the total dollar volume of payments, net of payment reversals, successfully completed through our Payments networks, Bill Me Later accounts and Zong during the period, excluding PayPal's payment gateway business and payments for transactions on our Marketplaces and Enterprise platforms.

eBay Inc.
Unaudited Payments Supplemental Operating Data

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
	(In millions, except percentages)
Active registered accounts (1)	142.6	137.4	132.4	127.7	122.7
Current quarter vs prior quarter	4%	4%	4%	4%	5%
Current quarter vs prior year quarter	16%	17%	17%	16%	15%

Net number of payments (2)	846.1	729.4	700.6	681.6	691.7
Current quarter vs prior quarter	16%	4%	3%	(1)%	17%
Current quarter vs prior year quarter	22%	24%	24%	23%	26%

Net total payment volume (3)	$51,973	$43,837	$42,813	$41,040	$41,471
Current quarter vs prior quarter	19%	2%	4%	(1)%	18%
Current quarter vs prior year quarter	25%	25%	24%	21%	24%
On eBay net total payment volume as % of net total payment volume	29%	30%	30%	32%	32%
Merchant Services net total payment volume as % of net total payment volume	71%	70%	70%	68%	68%

Take Rate (4)	3.53%	3.70%	3.79%	3.77%	3.72%

Transaction rates (5)
Transaction expense	0.97%	1.05%	1.04%	1.05%	1.03%
Loss rate	0.32%	0.30%	0.31%	0.29%	0.28%
Transaction margin	63.5%	63.4%	64.4%	64.4%	64.7%

Loan portfolio rates
Risk adjusted margin (6)	15.8%	16.1%	16.2%	15.8%	15.6%
Net charge-off rate (7)	6.3%	5.5%	5.6%	5.3%	5.3%
90-day delinquency rate (8)	2.9%	3.2%	2.7%	2.7%	2.7%

(1)
All registered accounts that successfully sent or received at least one payment or payment reversal through our PayPal payments networks, including Bill Me Later, within the last 12 months and which are currently able to transact.

(2)
Total number of payments, net of payment reversals, successfully completed through our PayPal payments networks, including Bill Me Later, during the period; excludes payments sent or received through PayPal’s payment gateway business.

(3)
Total dollar volume of payments, net of payment reversals, successfully completed through our PayPal payments networks, including Bill Me Later, during the period; excludes payments sent or received through PayPal’s payment gateway business.

(4)
Take Rate reflects total net revenues earned through our PayPal payments networks, Bill Me Later and PayPal’s payment gateway business, including subscription fees and other net revenues, divided by Net Total Payment Volume.

(5)
Expense Rate reflects third party payment processing expenses and other related service costs divided by Net Total Payment Volume. Loss Rate reflects expense associated with our customer protection programs, fraud, chargebacks and merchant credit losses; bad debt expense associated with our accounts receivable balances; and loan reserves associated with our loan receivables balances divided by Net Total Payment Volume.

Margin Rate reflects Take Rate minus the Expense Rate and the Loss Rate, divided by Take Rate.

(6)
The risk adjusted margin represents annualized Bill Me Later revenue, excluding contra-revenue incentives to customers or merchants, less cost of funds, and less net credit and fraud losses during the period divided by average loans receivable for the period.

(7)	Net charge-off rate represents annualized Bill Me Later net credit losses during the period divided by average loans receivable for the period.

(8)	90-day delinquency rate is the end of period Bill Me Later account balances that have missed three or more consecutive payments divided by total ending loan receivables.

eBay Inc.
Unaudited eBay Marketplaces Supplemental Operating Data

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
	(In millions, except percentages)
Active Users (1)	128.1	123.6	119.7	116.2	112.3
Current quarter vs prior quarter	4%	3%	3%	3%	4%
Current quarter vs prior year quarter	14%	14%	14%	13%	12%

Gross Merchandise Volume (excluding vehicles) (2)	$21,518	$18,360	$18,292	$18,326	$19,105
Current quarter vs prior quarter	17%	—%	—%	(4)%	17%
Current quarter vs prior year quarter	13%	13%	13%	13%	16%
U.S. GMV as % of total GMV	39%	40%	40%	40%	38%
International GMV as % of total GMV	61%	60%	60%	60%	62%

Vehicles Gross Merchandise Volume (3)	$1,580	$1,765	$1,805	$1,686	$1,727
Current quarter vs prior quarter	(11)%	(2)%	7%	(2)%	(13)%
Current quarter vs prior year quarter	(9)%	(11)%	(11)%	(10)%	(7)%

Fixed Price Trading (4) as % of total gross merchandise volume	73%	71%	69%	68%	68%

Shopping.com and eBay's classifieds web sites are not included in these metrics.

(1)
All users, excluding users of Half.com, StubHub, GittiGidiyor, and our Korean subsidiary who bid on, bought, listed or sold an item within the previous 12-month period. Users may register more than once, and as a result, may have more than one account.

(2)
Total value of all successfully closed transactions between users on Marketplaces trading platforms during the period regardless of whether the buyer and seller actually consummated the transaction, excluding vehicles gross merchandise volume.

(3)
Total value of all successfully closed vehicle transactions between users on Marketplaces trading platforms during the period regardless of whether the buyer and seller actually consummated the transaction.

(4)	Primarily, total gross merchandise volume related to eBay’s “Buy It Now” feature on Marketplaces trading platforms during the period divided by total gross merchandise volume during the period.

eBay Inc.
Unaudited Enterprise Supplemental Operating Data

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
	(In millions, except percentages)
Merchandise Sales (1)	$1,771	$787	$815	$807	$1,595
Current quarter vs prior quarter	125%	(3)%	1%	(49)%	129%
Current quarter vs prior year quarter	11%	13%	21%	13%	17%

(1)
Retail value of all sales transactions, inclusive of freight charges and net of allowance for returns and discounts, which flow through our Enterprise Commerce Technologies, whether we record the full amount of such transaction as a product sale or a percentage of such transaction as a service fee.

eBay Inc.
Business Outlook
(In Millions, Except Per Share Amounts)
The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because eBay's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and eBay assumes no obligation to update it.
eBay's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect eBay's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's investor relations website at http://investor.ebayinc.com or the SEC's website at www.sec.gov.

Three Months Ended
March 31, 2014
(In millions, except per share amounts)	GAAP	Non-GAAP (a)
Net Revenue	$4,150 - $4,250	$4,150 - $4,250
Diluted EPS	$0.51 - $0.53	$0.65 - $0.67

Twelve Months Ended
December 31, 2014
(In millions, except per share amounts)	GAAP	Non-GAAP (b)
Net Revenue	$18,000 - $18,500	$18,000 - $18,500
Diluted EPS	$2.40 - $2.45	$2.95 - $3.00

(a)
Estimated non-GAAP amounts above for the three months ending March 31, 2014, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $100-$110 million and estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $145-$155 million.

(b)
Estimated non-GAAP amounts above for the twelve months ending December 31, 2014, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $350-$370 million and estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $655-$675 million.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included in this press release.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses from the disposal/acquisition of a business, certain gains and losses on investments, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes is dependent on the company's stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. In addition, the company's results are also impacted by hedge transactions related to unique movements of cash from significant business acquisitions or dispositions. The company excludes the impact of the accretion of a note receivable associated with the disposal of certain businesses. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
	(In millions, except percentages)
GAAP operating income	$1,022	$874	$3,371	$2,888
Stock-based compensation expense and related employer payroll taxes	199	130	638	509
Acquisition related transaction expenses	9	—	9	—
Amortization of acquired intangible assets within cost of net revenues	21	18	77	78
Amortization of acquired intangible assets within operating expenses	73	83	318	335
Restructuring	(2)	31	(6)	31
Total non-GAAP operating income adjustments	300	262	1,036	953
Non-GAAP operating income	$1,322	$1,136	$4,407	$3,841
Non-GAAP operating margin	29.2%	28.5%	27.5%	27.3%

Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
	(In millions, except per share amounts)
GAAP income before income taxes	$1,028	$877	$3,466	$3,084
GAAP provision for income taxes	(178)	(126)	(610)	(475)
GAAP net income	$850	$751	$2,856	$2,609
Non-GAAP adjustments to net income:
Non-GAAP operating income adjustments (see table above)	300	262	1,036	953
Accretion of note receivable	—	(4)	(15)	(23)
Acquisition related items	—	(1)	—	2
Gain on investment	—	—	(5)	—
Amortization of intangibles of investments	1	—	7	—
Sale of Skype and transaction related items	—	—	—	(2)
(Gain) Loss on divested business	—	—	(75)	(118)
Tax effect of non-GAAP adjustments	(84)	(81)	(248)	(321)
Non-GAAP net income	$1,067	$927	$3,556	$3,100

Diluted net income per share:
GAAP	$0.65	$0.57	$2.18	$1.99
Non-GAAP	$0.81	$0.70	$2.71	$2.36
Shares used in GAAP and non-GAAP diluted net income per-share calculation	1,310	1,318	1,313	1,313

GAAP effective tax rate	17%	14%	18%	15%
Tax effect of non-GAAP adjustments to net income	3%	4%	1%	5%
Non-GAAP effective tax rate	20%	18%	19%	20%

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
	(In millions)
Net cash provided by operating activities	$1,713	$1,386	$4,995	$3,838
Less: Purchases of property and equipment, net	(281)	(296)	(1,250)	(1,257)
Free cash flow	$1,432	$1,090	$3,745	$2,581